Exhibit 10.11

— 1551 Eastlake Ave E, Ste 200 Seattle, WA 98102	206.659.0067 adaptivebiotech.com

                         , 2019

[Employee Name]

[Employee Address]

[Employee Address]

Re:    Employment Agreement

Dear [Employee Name]:

This letter agreement (this “Agreement”) confirms the terms of your employment with Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”).

1.    Title and Cash Compensation

Your title is, and shall remain, [                    ]. In such capacity, you will continue to report to [                    ]. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general policies of the Company that may be in effect from time to time. As a condition of your employment, you will continue to be subject to the terms of the employee nondisclosure and assignment agreement executed by you on [                    ] (the “Nondisclosure and Assignment Agreement”).

As of the date hereof, your monthly base salary is $[        ] per month (or $[        ] on an annualized basis), payable in accordance with the Company’s standard payroll schedule, less deductions and withholdings.

2.    Bonus Compensation

As an employee, you may be eligible for certain cash incentive or bonus compensation in such amounts and based on such metrics as may be determined periodically by the Company’s Board of Directors and/or Compensation Committee thereof.

3.    Equity Awards

In connection with your service to the Company, you have been granted certain equity incentive awards as set forth on Exhibit A hereto (together with the notices of grant and stock option agreement related thereto, the “Existing Awards”) under the Company’s 2009 Equity Incentive Plan, as amended (“2009 Plan”), which shall continue to be governed in all respects by the terms of the 2009 Plan and your equity agreements thereunder. The Company may grant additional equity awards to you in the future from time to time under the Company’s 2019 Equity Incentive Plan and/or other equity incentive plans or programs established by the Company (any such awards, “Future Awards”, and together with the Existing Awards, the “Awards”), which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. The Company’s Board of Directors and/or Compensation Committee thereof will determine in its discretion whether you will be granted any such Future Awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan. In addition to other applicable award documentation, the terms of the Existing Awards and Future Awards are and shall be subject to the terms and provisions of the change in control agreement attached hereto as Exhibit B (the “CIC Agreement”).

You should be aware that you may incur federal and state income taxes as a result of your receipt or the vesting of any equity compensation awards and it is your responsibility to pay any such applicable taxes.

Employment Agreement

                         , 2019

4.    Other Benefits

As an employee, you will continue to be eligible for our standard employee benefits, subject to the terms and conditions of such plans and programs, except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

5.    Arbitration

In the event of any dispute or claim solely related to or arising out of the termination of your employment with the Company for any reason (including, but not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), you agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by Judicial Dispute Resolution, LLC (or a similar entity if acceptable to the Company) in King County, Washington, pursuant to the Federal Arbitration Act. You and the Company hereby waive your respective rights to have any such disputes or claims tried by a judge or jury. This section will not apply to any claims for injunctive relief by the Company or you, any claims by the Company or you arising out of or related to proprietary and intellectual property rights, claims pursuant to the National Labor Relations Act, claims pursuant to the Washington State Law Against Discrimination, claims under federal discrimination laws, workers compensation claim(s), unemployment compensation benefits claim(s), or any other claims that, as a matter of law, the parties cannot agree to arbitrate.

6.    Additional Terms

Your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or advance notice. You should note that the Company may modify job titles, compensation and benefits from time to time as it deems necessary or appropriate.

This Agreement, the Nondisclosure and Assignment Agreement, the Existing Awards and the CIC Agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment and are the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral, including that certain letter agreement by and between you and the Company dated on or about [                    ], and that certain change of control agreement between you and the Company dated on or about [                    ].

This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and (except for changes reserved to the Company’s discretion herein) cannot be modified or amended except in a writing signed by you and a duly authorized Company representative. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of Washington.

[Signature page follows.]

Employment Agreement

                         , 2019

Please sign and date this Agreement on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

Chad Robins
Chief Executive Officer

I agree to and accept the terms and conditions set forth in this Agreement.

[Employee Name]

Date:

Exhibit A

Existing Awards

Option Type	Date of Grant	Number of Shares	Exercise Price	Vesting Commencement Date	Expiration Date	Vesting Schedule

Exhibit B

Change in Control Agreement

If (a) your Service (as defined in the 2009 Plan) to the Company is terminated by the Company other than for death, disability or Cause (as defined in the 2009 Plan) within the three-month period prior to or the twelve-month period following a Change in Control (as defined in Section 2(g) of the 2009 Plan), or (b) the Acquiror (as defined in the 2009 Plan) in such Change in Control does not either (i) assume the Company’s rights and obligations with respect to an Award or (ii) substitute such for such Award a substantially equivalent (A) award to purchase the Acquiror’s (or its subsidiary’s) stock or (B) cash award, then 100% of any unvested shares underlying your Existing Awards and any Future Awards shall immediately vest and, as applicable, become exercisable upon the later to occur of such termination and such Change in Control.

If any payment or benefit pursuant to this Agreement or otherwise that you would receive in connection with a Change in Control (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause the following: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or (2) payment of only a part of the Transaction Payments so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Transaction Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments (if any); (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to you; provided that in each case, the reduction of payments and benefits shall be implemented in a manner that does not violate Section 409A of the Code. In the event that acceleration from your equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant. The Company shall appoint a nationally recognized independent registered public accounting firm or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations required to be made hereunder. The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Transaction Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. If firm determines that no Excise Tax is payable with respect to the Transaction Payments, either before or after the application of the Reduced Amount, it shall furnish the Company with an opinion reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Transaction Payments. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon you.

Nothing in this Agreement changes the nature of your employment. Your employment with the Company continues to be “at will”; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

In consideration for the foregoing protections, by counter-signing the Agreement to which this is attached you reaffirm and agree that: (1) for a period ending one year after the Date of Termination for any reason (the “Noncompetition Period”), you will not directly or indirectly other than on behalf of the Company, without the prior written consent of the Company, engage (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934), or participate in the financing, operation, management or control of, that portion of any firm, partnership, corporation, entity or business that engages or participates in a competing business purpose; and (2) during the Noncompetition Period, you will not without the written consent of the Company, directly or indirectly through another entity, induce or attempt to induce any employee of the Company and its subsidiaries to leave the employ of the Company or a Company subsidiary, or in any way interfere with the relationship between the Company or a Company subsidiary and any employee thereof and will not induce or attempt to induce any customer, supplier, client, broker, licensee or other business relation of the Company or its subsidiaries to cease doing business, or to alter in any manner its business relationship, with the Company or its subsidiaries. By signing the Agreement, both parties signify their intent for the non-compete to be enforceable to the maximum extent allowable by law. This Agreement shall be governed in all aspects by the laws of the State of Washington.